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                           FOURTH AMENDMENT AND WAIVER
               TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
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         This Fourth Amendment and Waiver to Amended and Restated Revolving
Credit Agreement (this "Fourth Amendment") is made and entered into as of March 25, 1999, by and among AU BON PAIN CO., INC., a Delaware corporation ("ABP"), SAINT LOUIS BREAD COMPANY, INC., a Delaware corporation ("Saint Louis Bread"), ABP MIDWEST MANUFACTURING CO., INC., a Delaware corporation ("ABP Midwest", and, collectively with ABP and Saint Louis Bread, the "Borrowers"), and BANKBOSTON, N.A., a national banking association, and USTRUST, a Massachusetts trust company (collectively, the "Banks"), and BANKBOSTON, N.A. as agent for the Banks (in such capacity, the "Agent"), amending certain provisions of the Amended and Restated Revolving Credit Agreement dated as of February 13, 1998 (as amended by the First Amendment to Amended and Restated Revolving Credit Agreement dated as of June 30, 1998, the Second Amendment and Waiver to Amended and Restated Revolving Credit Agreement dated as of October 14, 1998, the Third Amendment and Waiver to Amended and Restated Revolving Credit Agreement dated as of January 20, 1999 and as further amended and in effect from time to time, the "Credit Agreement") by and among the Borrowers, the Banks and the Agent. Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

         WHEREAS, the Borrowers, the Banks and the Agent have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Fourth Amendment;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         s. 1. Amendment to s.1 of the Credit Agreement. Section 1 of the Credit Agreement is hereby amended as follows:

         (a) by deleting the definition of "Consolidated Net Income (or Deficit)" in its entirety and hereby replacing it with the following definition:

         Consolidated Net Income (or Deficit). For any specified period, the net income (or deficit) (after taxes) of the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles after eliminating all extraordinary

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         nonrecurring non-cash items of income, all extraordinary
         nonrecurring non-cash items of expense up to an annual maximum of $2,500,000, all inter-company items and, after eliminating, for purposes of determining compliance with s.8.3 for any period and compliance with s.8.4 for the Borrower's fiscal quarter ending October 3, 1998, the Sale Charge in an amount not to exceed $24,200,000.00 before taxes in addition to other non-cash charges permitted to be eliminated hereunder.

         s. 2. Representations and Warranties. Each of the Borrowers hereby repeats, on and as of the date hereof, each of the representations and warranties made in s.5 of the Credit Agreement as though such representations and warranties refer specifically to such Borrower, except to the extent of changes resulting from transactions contemplated or permitted by this Fourth Amendment or the Credit Agreement and except to the extent that such representations and warranties relate expressly to an earlier date; provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. No Default or Event of Default has occurred and is continuing under the Credit Agreement after giving effect to this Fourth Amendment.

         s. 3. Effectiveness. The effectiveness of this Fourth Amendment shall be subject to the satisfaction of the following conditions precedent:

                  s. 3.1 Loan Documents. This Fourth Amendment shall have been duly executed and delivered to the Agent by each of the parties to the Credit Agreement.

                  s. 3.2. No Default. No Default or Event of Default has occurred and is continuing under the Credit Agreement immediately after giving effect to this Fourth Amendment.

         s. 4. Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Fourth Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

         s. 5. No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrowers or any rights of the Agent or the Banks consequent thereon.

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         s. 6. Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         s. 7. Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).



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         IN WITNESS WHEREOF, the parties hereto have executed this Fourth
Amendment as a document under seal as of the date first above written.

                                            AU BON PAIN CO., INC.


                                            By: /s/ Anthony J. Carroll
                                                --------------------------------
                                                Name: Anthony J. Carroll
                                                Title: Chief Financial Officer


                                            SAINT LOUIS BREAD COMPANY, INC.


                                            By: /s/ Anthony J. Carroll
                                                --------------------------------
                                                Name: Anthony J. Carroll
                                                Title: Chief Financial Officer


                                            ABP MIDWEST MANUFACTURING CO., INC.


                                            By: /s/ Anthony J. Carroll
                                                --------------------------------
                                                Name: Anthony J. Carroll
                                                Title: Chief Financial Officer


                                            BANKBOSTON, N.A.
                                              individually and as Agent


                                            By: /s/ Thomas P. Tansi
                                                --------------------------------
                                                Name:  Thomas P. Tansi
                                                Title: Vice President


                                            USTRUST


                                            By: /s/ P. Jeffrey Huth
                                                --------------------------------
                                                Name:  P. Jeffrey Huth
                                                Title: Vice President